Current Offerings



Albert Oehlen (b. 1954)

6 days, 16 hours [What's this?]

Doppelbild (2002)



Albert Oehlen is recognized as a pioneer of contemporary abstraction and is one of the foremost visual artists working today.

INVESTMENT THESIS

Price Appreciation of Similar Works
17.6%

Appraised Value
$2,500,000

Initial Offering
$1,887,000

Similar Sales


$2.3m
$1.7m
$1.2m
$576.0k
$0.0
06
09
12
15
18

Investment Overview

Offering Circular	sec.gov/edgar
Auction History	significant 31 years
2019 Auction Sales	moderate $31,152,608
Repeat Sales	view

0% Progress

INVEST NOW

DEAL SHEET

WHY WE LIKE THIS PAINTING

- Albert Oehlen is a leading German contemporary artist known for his vibrantly colored abstract paintings such as *Doppelbild* (2002).
- Although there are no guarantees, similar works have appreciated by 17.6% per year historically.
- We believe this offering is fairly priced, since 6 similar works to *Doppelbild* by Oehlen have achieved over $1,887,000 (our offering price) at auction, including *Die Badenden* (1999) which surpassed $3,000,000 at Sotheby's (on Mar 5, 2019).
- Masterworks evaluated more than 30 works offered to us by Oehlen before agreeing to purchase *Doppelbild* based on the vibrant composition and impressive scale.
- Beginning in 2011, Gagosian Gallery began representing Oehlen. As the largest gallery in the world, we expect that Gagosian could bring further momentum to Oehlen's market.

Past performance is no guarantee of future results. Repeat sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.



2019 Auction Sales
$31,152,608

2019 Number of Lots Sold
21

Current Offerings



Albert Oehlen (b. 1954)

6 days, 16 hours [What's this?]

Doppelbild (2002)



Albert Oehlen is recognized as a pioneer of contemporary abstraction and is one of the foremost visual artists working today.

INVESTMENT THESIS

$2,500,000

APPRAISED VALUE

The amount reflects our appraisal of the fair value prior to our commitment to purchase the Painting. Our appraised value is based, in part, on a third-party appraisal. For this particular painting, our appraised value is identical to the third party appraisal.

Third Party Appraisal



$1.2m
$576.0k
$0.0
06
09
12
15
18

Initial Offering

$1,887,000

sec.gov/edgar

significant 31 years

2019 Auction Sales moderate $31,152,608

Repeat Sales view

0% Progress

INVEST NOW

DEAL SHEET

Albert Oehlen

b. 1954, Krefeld, Germany

The Painting

Doppelbild (2002)
oil and acrylic on canvas
56 ½ × 94 ½ in. (143.5 × 240cm.)

Price Appreciation of Similar Works[1]

17.6%

Appraised Value

$2,500,000

Initial Offering

$1,887,000



ALBERT OEHLEN (B. 1954, KREFELD, GERMANY) IS RECOGNIZED AS A PIONEER OF CONTEMPORARY ABSTRACTION AND ONE OF THE FOREMOST GERMAN VISUAL ARTISTS OF THE 1980S TO PRESENT DAY.

Masterworks has agreed to acquire *Doppelbild* (2002), which measures 57 inches by 95 inches, in a privately negotiated transaction from a private collector on December 7, 2020.

The Painting belongs to a larger body of abstraction created after the 1990s, which Oehlen satirically refers to as "post-non-representational painting." With aesthetic influences ranging from Surrealism to the visual language of American Abstract Expressionists, such as Willem de Kooning, these paintings are carefully layered with familiar shapes and motifs that assemble into vibrantly colorful abstractions. The inclusion in this aforementioned series of abstract paintings, the composition, palette, texture, scale and execution make the Painting a particularly desirable work by Albert Oehlen.

The Painting is a large-scale landscape oriented composition that energetically embodies the distinct characteristics of this series. In 2016, Galerie Max Hetzler prominently featured the Painting in its exhibition at the prestigious Art Basel art fair in Switzerland, where it was sold to a private collector.

In 1981, at the start of a formative decade in which Oehlen rose to international prominence, Galerie Max Hetzler hosted the artist's first solo exhibition. Since then, Max Hetzler has held over twenty solo exhibitions of the artist's work and continues to represent him in Europe. Oehlen's important role in the broader dialogue of contemporary art was solidified in part, when mega-dealer Gagosian Gallery became another primary representative of the artist in 2011.

Albert Oehlen has been featured in numerous solo exhibitions at prestigious contemporary institutions around the world, including, but not limited to, the Serpentine Gallery in 2019, the Palazzo Grassi in Venice in 2018, the Guggenheim Bilbao in 2016, at the Kunsthalle Zürich, and the New Museum in New York in 2015. Works by the artist have also been acquired by many significant permanent collections, such as the Museum of Modern Art in New York, the Museum of Contemporary Art and The Broad in Los Angeles, and the Saatchi Gallery in London.

In recent years, the artist's market has grown considerably as evidenced by prices for three comparable works ranging from $783,000 to just over £1,815,000 ($2,303,841) at auction from November 15, 2018 to October 21, 2020. A testament to Oehlen's momentous price growth are the recent prices he has achieved—nearly 20 of Albert Oehlen's top records at auction have been set from 2017 to 2020.

As of December 22, 2020, Albert Oehlen's auction records are led by *Selbstportrait mit Leeren Händen (Self-Portrait with Empty Hands)* (1998), which sold for £5,949,950 ($7,552,473) in 2019, followed by *Stier mit loch (Bull with Hole)* (1986), which sold for £3,608,750 ($4,695,130) in 2018, and *Untitled* (1989), which sold for $4,335,000 in 2019.

Auction Results for Similar Works[2]



$328K
$187K
$170K
$111K
$199K
$380K
$377K
$569K
$425K
$407K
$608K
$754K
$1.2M
$783K
$2.3M
$1.1M
3.0M
2.0M
1.0M
0.0M
10/06
02/08
07/08
05/09
02/10
05/11
06/12
02/13
11/13
02/15
02/15
09/15
11/17
11/18
06/19
10/20

Additional Photos









Important Disclosures

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The table and chart capture the historical data for selected auctions sales transactions, which are similar to the Painting. The set of similar sales comprise paintings by Albert Oehlen with the following criteria: colorful abstract paintings that were created between 2000 and 2006 that incorporate a white background in the composition, do not include collage or inkjet elements, and are larger than 40 inches by 40 inches and smaller than 120 inches by 120 inches. Paintings that featured more representational elements, or lacked the dominant visual qualities of the Painting, were not included in the comparative set. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Although the paintings in the comparables set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of comparable transactions have increased at an estimated 17.6% CAGR implied from selected sales occurring from October 13, 2006 to October 21, 2020.

The information contained on the Masterworks.io web site has been prepared by Masterworks without reference to any particular user's investment requirements or financial situation. Potential investors are encouraged to consult with professional tax, legal, and financial advisors before making any investment into a Masterworks offering. All investments involve risk, including the risk of the loss of all of your invested capital. Please consider carefully the investment objectives, risks, transaction costs, and other expenses related to an investment prior to deciding to invest. Diversification and asset allocation do not ensure profit or guarantee against loss. Investment decisions should be based on an individual's own goals, time horizon, and tolerance for risk.

YOU MUST CAREFULLY REVIEW THE RELEVANT MASTERWORKS OFFERING CIRCULAR AND OFFERING STATEMENT BEFORE DECIDING TO INVEST.

Investment overviews on the Masterworks.io website contain summaries of the purpose and the principal business terms of the investment opportunities. Such summaries are intended for informational purposes only and do not purport to be complete, and each is qualified in its entirety by reference to the more detailed discussions contained in the respective Offering Circular filed with SEC or other offering materials relating to such investment opportunity.

An indication of interest involves no obligation or commitment of any kind by either party. By using this website, you accept the Masterworks.io Terms of Use and Privacy Policy. Any person interested in investing in any Masterworks offering should review our disclosures and the most recent publicly filed offering statement relating to that offering, a copy of which will be available on this website (www.masterworks.io), or as available on the SEC'S EDGAR web site.

Masterworks is not registered, licensed, or supervised as a broker dealer or investment adviser by the SEC, the Financial Industry Regulatory Authority (FINRA), or any other financial regulatory authority or licensed to provide any financial advice or services. Certain equity owners of Masterworks operate in their capacity as a "principal" to Masterworks platform transactions pursuant to SEC Rule 3a4-1.

Masterworks does not offer refunds after an investment has been made. Please review the relevant offering materials and subscription documentation for more information.

Masterworks.io, LLC is located at 497 Broome St, Suite 1, New York, NY 10013.

Certain Masterworks associated persons may solicit on behalf of Masterworks offerings in their capacities as registered representatives of Independent Brokerage Solutions LLC MEMBER: FINRA / SIPC. Masterworks.io and its affiliates are independent and unaffiliated with Independent Brokerage Solutions LLC. To check the background of Independent Brokerage Solutions LLC and its representative, visit FINRA's BrokerCheck. Please see Form CRS.

Independent Brokerage Solutions LLC is located at 485 Madison Ave, 15th Floor, New York, NY 10022.

This website contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "potential," "intend," "expect," "outlook," "seek," "anticipate," "estimate," "approximately," "believe," "could," "project," "predict," or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, or state other forward-looking information. Our ability to predict future events, actions, plans or strategies is inherently uncertain and actual outcomes could differ materially from those set forth or anticipated in our forward-looking statements. You are cautioned not to place undue reliance on any of these forward-looking statements.